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Exhibit 4

May 18, 2005

Nova Scotia Securities Commission	Securities Commission of Newfoundland and Labrador
Alberta Securities Commission	Saskatchewan Financial Services Commission, Securities Division
The Manitoba Securities Commission	Office of the Administrator of the Securities Act, New Brunswick
Ontario Securities Commission	British Columbia Securities Commission
Registrar of Securities, Prince Edward Island	Autorité des marchés financiers
Government of the Northwest Territories	Government of Yukon
Government of Nunavut

Dear Sirs:

RE: ABER DIAMOND CORPORATION

The following were sent by prepaid mail to all registered shareholders of the above-mentioned Company on May 18, 2005:

X	Proxy
X	Notice of Meeting/Information Circular
X	MD & A
X	Annual Report for the Fiscal Year Ended December 31, 2004
X	Annual Financial Statements for the Fiscal Year Ended December 31, 2004
X	Supplemental Mail List Form

However, we have not mailed to shareholders in cases where on three consecutive occasions, notices or other documents have been returned undelivered by the Post Office.

The above disclosure document(s) are filed with you as agent for the Company in compliance with the regulations.

Yours very truly,
 CIBC MELLON TRUST COMPANY

(Signed) Jo-Anne Kidd
Senior Administrator, Client Services
Direct Dial: (416) 643-5578

320 Bay Street, P.O. Box 1    •    Toronto, ON    M5H 4A6    •    Tel 416.643.5000    •    www.cibcmellon.com

CIBC Mellon Trust Company is a licensed user of the CIBC and Mellon trademarks

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Exhibit 4